CONTACTS:
Corporate Inquiries                          Financial Media
Bruce Kehr, M.D.                             Donald C. Weinberger
Chief Executive Officer                      Andria Arena
InforMedix, Inc.                             Wolfe Axelrod Weinberger Assoc. LLC
(301) 984-1566                               (212) 370-4500
bruce.kehr@informedix.com                    don@wolfeaxelrod.com


  INFORMEDIX VICE PRESIDENT IS PROMOTED, ADDITIONAL SALES STAFF TO BE RECRUITED

ROCKVILLE, MD, October 15, 2004 -- InforMedix Holdings, Inc. (OTCBB: IFMX) announced today that Randy Dulin, previously Vice President of Sales and Marketing, was promoted to Senior Vice President, Business Development and Operations, as its President and COO, Janet Campbell, has resigned from the Company to tend to the healthcare needs of a family member, but will remain a consultant to the Company. The Company also announced that it intends to recruit additional salespeople to support sales activities in the disease management and clinical drug trials markets.

"We are saddened by Janet's resignation, but have the utmost respect for her decision," said InforMedix Chairman and CEO Bruce A. Kehr, M.D. "Janet's passion, drive and excellent strategic skills have assisted InforMedix in attracting a world-class management team and board of directors, successfully closing on a series of financings, and have significantly elevated the Company's visibility in the marketplace." Kehr went on to say, "I have the utmost confidence in Randy Dulin's operations and business development skills. Randy has hit the ground running from day one and in light of recent developments will be recruiting additional salespeople to help support the Med-eMonitor(TM) System sales initiatives. I have no doubts that he will be successful in his new position."

Prior to joining InforMedix, Mr. Dulin served as Vice President of Sales and Marketing at Database Publishing Group in Cambridge, MA, a leading provider of technology-based information services to medical societies, pharmaceutical and medical device companies. While there, he successfully built and led the sales and marketing teams, and re-positioned the company's product line sold to pharmaceutical and device clients. His efforts resulted in increased sales to these clients of over 100 percent. Prior to that, Mr. Dulin was Executive Vice President of Marketing and Sales, and later served as President and Director, of HealthOnline, Inc., a web solutions provider for healthcare organizations in Maryland. He also served as Principal at FutureHealth Corporation (FHC), a software company specializing in population risk-management in Maryland. Additionally, Mr. Dulin spent more than 12 years at Ciba Pharmaceuticals, where he held numerous senior positions including marketing and sales director of the company's UK division, vice president of marketing, and executive director and head of headquarter sales.

"InforMedix has been my priority for the past three and one-half years," said Ms. Campbell. "It is with deep regret that I resign at this time, but circumstances necessitate this decision. I believe that InforMedix has a bright future, and look forward to assisting the Company in achieving its goals as they consult with me in the months ahead."

Randy Dulin, newly appointed Senior Vice President, Business Development and Operations, said, "We will miss Janet's energy and keen insights. I am excited about my new responsibilities, and intend to build upon our recently announced strategic alliance with McKesson BioServices, through attracting additional alliance partners in the clinical trial and disease management value chains, and through recruiting additional sales staff to drive direct sales activities."

ABOUT INFORMEDIX
InforMedix has developed the Med-eMonitor System to provide real-time medical management and patient communications for clinical drug trials. The Company has integrated a portable patient-interactive monitoring device, hardware, software and networked communications system to enable pharmaceutical and biotechnology companies, and medical researchers to efficiently monitor and manage patients' medication compliance, protocol adherence, clinical response, and safety. Med-eMonitor is specifically designed to improve patient medication compliance and protocol adherence in clinical drug trials. The Med-eMonitor System leverages InforMedix's strong intellectual property consisting of 15 issued patents and 14 patents pending. The Company's patents have been cited as prior art by patent examiners in over 150 other issued patents. To find out more about InforMedix, Inc. (OTCBB: IFMX), visit our website at www.informedix.com

INFORMEDIX SAFE HARBOR PROVISIONS
This report contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements include the belief that InforMedix has a bright future, and attracting additional alliance partners in the clinical trial and disease management value chains. References made to the discussion of the risk factors are detailed in the Company's filings with the Securities and Exchange Commission, including the report on Form 10-QSB for the quarter ended June 30, 2004, our Annual Report on Form 10-KSB for the year ended December 31, 2003, our prospectus dated May 28, 2004 and our other filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

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